                                  SUPPLEMENT TO
                           OFFER TO PURCHASE FOR CASH

                                      AIMCO

                             AIMCO Properties, L.P.
  is offering to purchase any and all units of limited partnership interests in

                  RIVERSIDE PARK ASSOCIATES LIMITED PARTNERSHIP

                          FOR $38,250 PER UNIT IN CASH

                           HIGHEST PRICE BEING OFFERED


Upon the terms and subject to the conditions set forth herein, we will accept any and all units validly tendered in response to our offer. If units are validly tendered and not properly withdrawn prior to the expiration date and the purchase of all such units would result in there being less than 320 unitholders, we will purchase only 99% of the total number of units so tendered by each limited partner.

Our offer is not subject to a minimum number of units being tendered.

Our offer and your withdrawal rights will expire at 5:00 P.M., New York City time, on June 28, 2000, unless we extend the deadline.

You will not pay any partnership transfer fees if you tender your units. You will pay any other fees and costs, including any transfer taxes.

Our offer price will be reduced for any distributions subsequently made by your partnership prior to the expiration of our offer.


     SEE "RISK FACTORS" IN THE OFFER TO PURCHASE, DATED MAY 15, 2000, FOR A DESCRIPTION OF RISK FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:


     o We determined the offer price of $38,250 per unit without any arms-length negotiations. Accordingly, our offer price may not reflect the fair market value of your units

     o Your general partner and the property manager of the residential properties are subsidiaries of ours and, therefore, the general partner has substantial conflicts of interest with respect to our offer.

     o We are making this offer with a view to making a profit and, therefore, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

                                                        (continued on next page)

               --------------------------------------------------

     If you desire to accept our offer, you should complete and sign the enclosed acknowledgment and agreement in accordance with the instructions thereto and the letter of transmittal and instructions thereto which are Annex I to this Supplement and mail or deliver the signed acknowledgment and agreement and any other required documents to River Oaks Partnership Services, Inc., which is acting as Information Agent in connection with our offer, at one of its addresses set forth on the back cover of this Supplement. You only need to return the acknowledgment and agreement. QUESTIONS AND REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THE OFFER TO PURCHASE, THIS SUPPLEMENT OR THE ACKNOWLEDGMENT AND AGREEMENT MAY ALSO BE DIRECTED TO THE INFORMATION AGENT AT
(888) 349-2005.


                                  June 14, 2000

(Continued from prior page)


     o Continuation of your partnership will result in our affiliates continuing to receive management fees from your partnership. Such fees would not be payable if your partnership was liquidated.

     o    It is possible that we may conduct a future offer at a higher price.

     o For any units that we acquire from you, you will not receive any future distributions from operating cash flow of your partnership or upon a sale or refinancing of property owned by your partnership.

     o If we acquire a substantial number of units, we will increase our ability to influence voting decisions with respect to your partnership and may control such voting decisions, including but not limited to the removal of the general partner, most amendments to the partnership agreement and the sale of all or substantially all of your partnership assets.

                                  INTRODUCTION

     On May 15, 2000, we commenced an offer to acquire all of the outstanding units of your partnership, in exchange for $35,686 in cash per unit, net to the seller, without interest, less the amount of distributions, if any, made by your partnership in respect of any unit from May 15, 2000 until the expiration date. We have now increased our offer price to $38,250. If units are validly tendered and not properly withdrawn prior to the expiration date and the purchase of all such units would result in there being less than 320 unitholders, we will purchase only 99% of the total number of units so tendered by each limited partner. Our offer is made upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 15, 2000, this Supplement and in the accompanying acknowledgment and agreement.

     We will pay any transfer fees imposed for the transfer of units by your partnership. However, you will have to pay any governmental transfer taxes that apply to your sale. You will also have to pay any fees or commissions imposed by your broker in assisting you to tender your units, or by any custodian or other trustee of any Individual Retirement Account or benefit plan which is the owner of record of your units. Although the fees charged for transferring units from an Individual Retirement Account vary, such fees are typically $25-$50 per transaction.

     We have retained River Oaks Partnership Services, Inc. to act as the Information Agent in connection with our offer. We will pay all charges and expenses in connection with the services of the Information Agent. The offer is not conditioned on any minimum number of the units being tendered. However, certain other conditions do apply. See "The Offer - Section 17. Conditions of the Offer," in the Offer to Purchase. Under no circumstances will we be required to accept any unit if the transfer of that unit to us would be prohibited by the agreement of limited partnership of your partnership.

     We have extended the expiration date of our offer to 5:00 p.m., New York City time, on June 28, 2000. If you desire to accept our offer, you must complete and sign the acknowledgment and agreement in accordance with the instructions contained therein and the letter of transmittal and the instructions thereto, Appendix I to this Supplement, and forward or hand deliver the enclosed acknowledgment and agreement, together with any other required documents, to the Information Agent. If you have already tendered your units in accordance with the original letter of transmittal, Appendix II to the Offer to Purchase, and the original acknowledgment and agreement, you need not take any further action to continue to tender your units. You may withdraw your tender of units pursuant to the offer at any time prior to the expiration date of our offer and, if we have not accepted such units for payment, on or after July 17, 2000.

     We expressly reserve the right, in our reasonable discretion, at any time and from time to time, to extend the period of time during which our offer is open and thereby delay acceptance for payment of, and the payment for, any unit. Notice of any such extension will promptly be disseminated to you in a manner reasonably designed to inform you of such change. Further, any extension may be followed by a press release or public announcement which will be issued no later than 9:00 a.m., New York City time, on the next business day after the scheduled expiration date of our offer, in accordance with Rule 14e-1(d) under the Securities Exchange Act of 1934.

     On June 12, 2000 several unaffiliated third parties commenced a tender offer to purchase up to 60 of the outstanding units at a purchase price of $38,000 per unit. The partnership and the general partner of your partnership have provided the following information for inclusion in this Supplement: The general partner believes that our offer is fair, the general partner believes that you must make your own decision whether or not to participate in any offer, based upon a number of factors, including your financial position, your need or desire for liquidity, other financial opportunities available to you, and your tax position and the tax consequences to you of selling your units. However, the general partner notes that the our offer is at the highest price of the offers and if you wish to sell your units for cash, you should do so at the highest price. Therefore the general partner is recommending against the unaffiliated third parties' offer. LIMITED PARTNERS ARE URGED TO READ OUR OFFER TO PURCHASE, THE SUPPLEMENTS THERETO AND THE RELATED MATERIALS CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING WHETHER TO TENDER THEIR UNITS. The general partner of your Partnership is our affiliate.

                             ADDITIONAL INFORMATION

Our offer is hereby supplemented and amended as follows:

1. The penultimate sentence of the last paragraph under "Introduction" is hereby amended to read as follows:

     As of March 31, 2000, AIMCO owned or controlled, held an equity interest in or managed 363,462 apartment units in 1,942 properties located in 48 states, the District of Columbia and Puerto Rico.


2. The information contained in "The Offer-Section 8. Information Concerning Us and Certain of Our Affiliates" in the first paragraph under "General" is hereby amended to read as follows:

     GENERAL. We are AIMCO Properties, L.P., a Delaware limited partnership. Together with our subsidiaries, we conduct substantially all of the operations of Apartment Investment and Management Company, a Maryland corporation ("AIMCO"). AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." As of March 31, 2000, we owned or managed 352,519 apartment units in 1,834 properties located in 48 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled as of January 1, 1999, by the National Multi Housing Council, we believe that we are the largest owner and manager of multi-family apartment properties in the United States. As of March 31, 2000, we:

     -    owned or controlled 121,449 units in 439 apartment properties;

     -    held an equity interest in 115,951 units in 671 apartment properties;
          and

     - managed 115,119 units in 724 apartment properties for third party owners and affiliates, of which 53,627 units have management agreements that are cancellable in 30 days and 61,492 have management agreements in excess of one year.

3. The information contained in "The Offer-Section 8. Information Concerning Us and Certain of Our Affiliates" under "Summary Selected Financial Information of AIMCO Properties, L.P." is hereby amended to read as follows:

        SUMMARY SELECTED FINANCIAL INFORMATION OF AIMCO PROPERTIES, L.P.


SUMMARY SELECTED FINANCIAL INFORMATION OF AIMCO PROPERTIES, L.P. The historical summary financial data for AIMCO Properties, L.P. for the three months ended March 31, 2000 and 1999 is unaudited. The historical summary financial data for AIMCO Properties, L.P. for the years ended December 31, 1999 and 1998, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the AIMCO Operating Partnership" included in the AIMCO Operating Partnership's Form 10-K for the year ended December 31, 1999 and Form 10-Q for the quarter ended March 31, 2000.


                                                       Three Months Ended                Year Ended
                                                            March 31,                   December 31,
                                                    ------------------------      ------------------------
                                                       2000           1999           1999          1998
                                                    ---------      ---------      ---------      ---------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other property revenue ...........     $ 224,320      $ 110,552      $ 531,883      $ 373,963
  Property operating expenses .................       (90,751)       (42,436)      (213,959)      (145,966)
  Owned property management expenses ..........        (7,816)        (3,395)       (15,322)       (10,882)
  Depreciation ................................       (64,690)       (26,616)      (131,257)       (83,908)
                                                    ---------      ---------      ---------      ---------
  Income from property operations .............       (61,063)       (38,105)       171,345        133,207
                                                    ---------      ---------      ---------      ---------
SERVICE COMPANY BUSINESS:
  Management fees and other income ............        13,310          7,978         42,877         22,675
  Management and other expenses ...............        (4,957)        (8,902)       (25,470)       (16,960)
  Income from service company business ........         8,353           (924)        17,407          5,715
                                                    ---------      ---------      ---------      ---------
  General and administrative expenses .........        (3,211)        (2,594)       (12,016)       (10,336)
  Interest expense ............................       (56,224)       (30,360)      (139,124)       (88,208)
  Interest income .............................        13,004          9,828         62,183         28,170
  Equity in earnings (losses) of unconsolidated
      subsidiaries (a) ........................         2,445          2,695         (2,588)        (2,665)
  Equity in earnings (losses) of unconsolidated        (2,400)
      real estate partnerships (b) ............         3,215          2,790         12,009
  Loss from IPLP exchange and assumption ......            --           (684)          (684)        (2,648)
  Minority interest ...........................        (3,721)        (2,065)        (5,788)        (1,868)
  Amortization of goodwill ....................        (1,575)        (1,942)        (5,860)        (8,735)
  Income from operations ......................        23,349         14,849         82,475         64,641
  Gain on disposition of properties ...........         5,105             15         (1,785)         4,287
  Income before extraordinary item ............        28,454         14,864         80,690         68,928
                                                    ---------      ---------      ---------      ---------
  Extraordinary item-- early extinguishment
      of debt .................................            --             --             --             --
  Net income ..................................     $  28,454      $  14,864      $  80,690      $  68,928
                                                    =========      =========      =========      =========

                                                                  Three Months Ended                  Year Ended
                                                                       March 31,                      December 31,
                                                            ----------------------------      ----------------------------
                                                               2000             1999             1999              1998
                                                            -----------      -----------      -----------      -----------

                                                                      (Dollars in thousands, except per unit data)
BALANCE SHEET INFORMATION
(END OF PERIOD):
     Real estate, before accumulated depreciation .....       4,995,886        2,852,506        4,508,535        2,743,865
     Real estate, net of accumulated depreciation .....       4,507,911        2,591,753        4,092,543        2,515,710
     Total assets .....................................       6,017,807        4,291,931        5,684,251        4,186,764
     Total mortgages and notes payable ................       3,007,050        1,608,895        2,584,289        1,601,730
     Redeemable Partnership Units .....................              --               --               --               --
     Partnership-obligated mandatory  redeemable
      convertible preferred securities of a
      subsidiary trust ................................         149,500          149,500          149,500          149,500
     Partners' Capital ................................       2,497,747        2,289,245        2,486,889        2,153,335

     OTHER INFORMATION:
     Total owned or controlled properties (end of
      period) .........................................             439              240              373              234
     Total owned or controlled apartment units
      (end  of period) ................................         121,449           63,069          106,148           61,672
     Total equity apartment units (end of period) .....         115,951          168,817          133,113          171,657
     Units under management (end of
      period) .........................................         115,119          141,523          124,201          146,034
     Basic earnings per Common OP Unit ................     $      0.17      $      0.03      $      0.39      $      0.80
     Diluted earnings per Common OP Unit ..............     $      0.17      $      0.03      $      0.38      $      0.78
     Distributions paid per Common OP Unit ............     $      0.70      $    0.6250      $      2.50      $      2.25
     Cash flows provided by operating activities ......     $    69,556      $    65,545      $   254,380      $   144,152
     Cash flows used in investing activities ..........        (108,704)         (25,667)        (243,078)        (342,541)
     Cash flows provided by (used in)
      financing activities ............................          74,433          (54,149)          37,470          214,133
     Funds from operations (c) ........................     $    98,120      $    65,299      $   320,434      $   193,830
     Weighted average number of Common OP
      Units outstanding ...............................          73,484           64,923           78,531           56,567

-----------

(a) Represents AIMCO Properties, L.P. equity in earnings of unconsolidated subsidiaries.

(b) Represents AIMCO Properties, L.P.'s share of earnings from partnerships that own 115,951 apartment units at March 31, 2000 in which partnerships AIMCO Properties, L.P. owns an equity interest.

(c) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO", when considered with the financial data determined in accordance with generally accepted accounting principles, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income or as an indicator of operating performance. The Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") defines FFO as net income (loss), computed in accordance with generally accepted accounting principles, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO based on the NAREIT definition, as adjusted for the amortization of goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on preferred limited partnership interests. AIMCO Properties, L.P.'s management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of its ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITS.


     The following is a reconciliation of net income to funds from operations:


                                                 THREE MONTHS ENDED                YEAR ENDED
                                                      MARCH 31,                   DECEMBER 31,
                                              ------------------------      ------------------------
                                                2000           1999            1999          1998
                                              ---------      ---------      ---------      ---------
                                                                  (IN THOUSANDS)
Net income ..............................     $  28,454      $  14,864      $  80,690      $  68,928
Extraordinary item ......................            --             --             --             --
Gain loss on disposition of property ....        (5,105)           (15)         1,785         (4,287)
Real estate depreciation, net of minority
    interests ...........................        56,976         25,095        121,084         79,869
Real estate depreciation related to
    unconsolidated entities .............        18,960         21,105        104,754         34,765
Amortization ............................         2,083         12,999         36,731         26,177
Deferred taxes ..........................           852          2,456          1,763          9,215
Expenses associated with convertible
    preferred securities ................            --             --          6,892             --
                                              ---------      ---------      ---------      ---------
Preferred unit distributions ............        (4,101)       (11,205)       (33,265)       (20,837)
                                              ---------      ---------      ---------      ---------
Funds from operations ...................     $  98,120      $  65,299      $ 320,434      $ 193,830
                                              ---------      ---------      ---------      ---------

     As of March 31, 2000, AIMCO Properties, L.P. had a net tangible book value of $61.3 per Common OP Unit.

4. The information contained in "The Offer-Section 8. Information Concerning Us and Certain of Our Affiliates" in the first paragraph under "Ratio of Earnings to Fixed Charges of AIMCO Properties, L.P." is hereby amended to read as follows:

          RATIOS OF EARNINGS TO FIXED CHARGES OF AIMCO PROPERTIES, L.P. The following table shows for the AIMCO Properties, L.P. (i) the ratio of income to fixed charges and (ii) the ratio of income to fixed charges and preferred unit distributions.

                                      For the Three       For the Year
                                      Months Ended           Ended
                                        March 31,         December 31,
                                     --------------      --------------

                                     2000      1999      1999      1998
                                     ----      ----      ----      ----
Ratio of earnings to fixed
charges (1) ....................     1.7:1     1.9:1     2.4:1     1.6:1

Ratio of earnings to  combined
fixed charges and preferred unit
distributions (2) ..............     1.3:1     1.3:1     1.7:1     1.7:1

(1) Our ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. For this purpose, "earnings" consists of income before minority interests (which includes equity in earnings of unconsolidated subsidiaries and partnerships only to the extent of dividends received) plus fixed charges (other than any interest which has been capitalized), and "fixed charges" consists of interest expense (including amortization of loan costs) and interest which has been capitalized.

(2) Our ratio of earnings to combined fixed charges and preferred unit distributions was computed by dividing earnings by the total of fixed charges and preferred unit distributions. For this purpose, "earnings" consists of income before minority interests (which includes equity in earnings of unconsolidated subsidiaries and partnerships only to the extent of dividends received) plus fixed charges (other than any interest which has been capitalized), "fixed charges" consists of interest expense (including amortization of loan costs) and interest which has been capitalized, and "preferred unit distributions" consists of the amount of pre-tax earnings that would be required to cover preferred unit distributions requirements.

5. The last sentence of the third paragraph under "The Offer-Section 9. Background and Reasons for the Offer-General" is hereby amended to read as follows:

          As of the date of this offering, AIMCO Properties, L.P. has made offers to approximately 65 of the Insignia Partnerships, including your partnership.

6. The third sentence of the third paragraph under "The Offer-Section 13. Certain Information Concerning Your Partnership-General" is hereby amended to read as follows:

          As of March 31, 2000, there were 568.29 units issued and outstanding which were held of record by 1,140 limited partners.

7. The information under "The Offer - Section 13. Certain Information Concerning Your Partnership - Investment Objectives and Policies; Sales or Financing of Investments" and "The Offer - Section 13. Certain Information Concerning Your Partnership - Capital Replacements" regarding the amount of the capital budgets for 2000 is the total initial capital expenditures intended to be made for such properties following our acquisition of the general partner, and not just the amount for 2000.

8. The information under "The Offer-Section 13. Certain Information Concerning Your Partnership-Financial Data" is hereby amended to read as follows:

          FINANCIAL DATA. The selected financial information of your partnership set forth below for the years ended December 31, 1999 and 1998 is based on audited financial statements. The selected financial information set forth below for the three months ended March 31, 2000 and 1999 is based on unaudited financial statements. This information should be read in conjunction with such financial statements, including notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" in the Annual Report on Form 10-KSB of your partnership for the year ended December 31, 1999, and the Quarterly Report on Form 10-QSB for the quarter ended March 31, 2000.

                  RIVERSIDE PARK ASSOCIATES LIMITED PARTNERSHIP
                      (IN THOUSANDS, EXCEPT PER UNIT DATA)

                                                             FOR THE THREE MONTHS         FOR THE YEAR ENDED
                                                                ENDED MARCH 31,               DECEMBER 31,
                                                            -----------------------      ----------------------
                                                              2000           1999          1999          1998
                                                            ---------      --------      --------      --------
OPERATING DATA:
  Total revenues ......................................     $   3,331      $  2,880      $ 12,066      $ 11,204
  Net income (Loss) ...................................           (37)         (144)          (77)       (1,128)
  Net income (Loss) per limited partnership unit ......        (63.60)      (247.35)      (132.51)    (1,932.86)
  Distributions per limited partnership unit ..........      1,353.36            --            --            --


                                                             MARCH 31,                  DECEMBER 31,
                                                       ----------------------      ----------------------
                                                         2000          1999          1999          1998
                                                       --------      --------      --------      --------
BALANCE SHEET DATA:
  Cash and cash equivalents ......................     $  3,154      $  2,612      $  3,139      $  2,078
  Real estate, net of accumulated depreciation ...       38,960        39,935        39,513        40,422
  Total assets ...................................       43,265        43,834        43,394        44,293
  Notes payable ..................................       44,632        45,349        44,823        45,517
  General Partners' Capital (Deficit) ............       (1,236)       (1,213)       (1,211)       (1,209)
  Limited Partners' Capital (Deficit) ............       (2,212)       (1,475)       (1,410)       (1,335)
  Partners' Capital (Deficit) ....................       (3,448)       (2,688)       (2,621)       (2,544)
  Total distributions ............................         (790)           --            --            --
  Net increase (Decrease) in Cash
    and cash equivalents .........................          150           534         1,061          (400)
  Net cash provided by operating
    activities ...................................          665           231         2,958        (2,296)

9.   Annex II is hereby amended to add the following:

          In June 2000, James N. Bailey was elected to the Board of Directors of AIMCO. In 1973, Mr. Bailey co-founded Cambridge Associates, Inc., which is an investment consulting firm for nonprofit institutions and wealthy family groups. He is also co-founder, treasurer and director of The Plymouth Rock Company, Direct Response Corporation and Homeowners's Direct Corporation, all United States personal lines insurance company. He received his MBA and JD degrees in 1973 from Harvard Business School and Harvard Law School.

                                                                         ANNEX I

                              LETTER OF TRANSMITTAL
                    TO TENDER UNITS OF LIMITED PARTNERSHIP IN
        RIVERSIDE PARK ASSOCIATES LIMITED PARTNERSHIP (THE "PARTNERSHIP")
                        PURSUANT TO AN OFFER TO PURCHASE
                      DATED MAY 15, 2000 (THE "OFFER DATE")
                                       BY
                             AIMCO PROPERTIES, L.P.

--------------------------------------------------------------------------------
                      THE OFFER AND WITHDRAWAL RIGHTS WILL
                       EXPIRE AT 5:00 P.M., NEW YORK TIME,
                        ON JUNE 28, 2000, UNLESS EXTENDED
             (AS EXTENDED FROM TIME TO TIME, THE "EXPIRATION DATE")
--------------------------------------------------------------------------------

TO PARTICIPATE IN THE OFFER, YOU MUST SEND A DULY COMPLETED AND EXECUTED COPY OF THE ENCLOSED ACKNOWLEDGMENT AND AGREEMENT AND ANY OTHER DOCUMENTS REQUIRED BY THIS LETTER OF TRANSMITTAL SO THAT SUCH DOCUMENTS ARE RECEIVED BY RIVER OAKS PARTNERSHIP SERVICES, INC., THE INFORMATION AGENT, ON OR PRIOR TO THE EXPIRATION DATE, UNLESS EXTENDED. THE METHOD OF DELIVERY OF THIS LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR OPTION AND RISK, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. DELIVERY OF THE ACKNOWLEDGMENT AND AGREEMENT OR ANY OTHER REQUIRED DOCUMENTS TO AN ADDRESS OTHER THAN AS SET FORTH BELOW DOES NOT CONSTITUTE VALID DELIVERY.

                           --------------------------

         IF YOU HAVE THE CERTIFICATE ORIGINALLY ISSUED TO REPRESENT YOUR INTEREST IN THE PARTNERSHIP, PLEASE SEND IT TO THE INFORMATION
                  AGENT WITH THE ACKNOWLEDGMENT AND AGREEMENT.

                           ---------------------------

      FOR INFORMATION OR ASSISTANCE IN CONNECTION WITH THE OFFER OR THE COMPLETION OF THE ACKNOWLEDGMENT AND AGREEMENT, PLEASE CONTACT THE INFORMATION AGENT AT (888) 349-2005 (TOLL FREE).

                     The Information Agent for the offer is:

                      RIVER OAKS PARTNERSHIP SERVICES, INC.


               By Mail:                          By Overnight Courier:                         By Hand:
             P.O. Box 2065                         111 Commerce Road                       111 Commerce Road
    S. Hackensack, N.J. 07606-2065               Carlstadt, N.J. 07072                   Carlstadt, N.J. 07072
                                              Attn.: Reorganization Dept.             Attn.: Reorganization Dept.

                                                   By Telephone:
                                              TOLL FREE:  (888) 349-2005

NOTE: PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.
THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THE ACKNOWLEDGMENT AND AGREEMENT IS COMPLETED.

Ladies and Gentlemen:

     The signatory (the "Signatory") executing the Acknowledgment and Agreement relating to the captioned offer (the "Acknowledgment and Agreement"), which is enclosed, upon the terms and subject to the conditions set forth in the Offer, hereby and thereby tenders to the Purchaser the units set forth in the box entitled "Description of Units Tendered" on the Acknowledgment and Agreement, including all interests in any limited partnership represented by such units (collectively, the "Units"), at the consideration indicated in the Offer as supplemented or amended. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in such Acknowledgment and Agreement.

     Subject to and effective upon acceptance for payment of any of the Units tendered hereby and thereby in accordance with the terms of the Offer, the Signatory hereby and thereby irrevocably sells, assigns, transfers, conveys and delivers to, or upon the order of, the Purchaser all right, title and interest in and to such Units tendered hereby and thereby that are accepted for payment pursuant to the Offer, including, without limitation, (i) all of the Signatory's interest in the capital of the Partnership, and the Signatory's interest in all profits, losses and distributions of any kind to which the Signatory shall at any time be entitled in respect of the Units, including, without limitation, distributions in the ordinary course, distributions from sales of assets, distributions upon liquidation, winding-up, or dissolution, payments in settlement of existing or future litigation, and all other distributions and payments from and after the Expiration Date, in respect of the Units tendered by the Signatory and accepted for payment and thereby purchased by the Purchaser;
(ii) all other payments, if any, due or to become due to the Signatory in respect of the Units, under or arising out of the agreement and certificate of limited partnership of the Partnership (the "Partnership Agreement"), or any agreement pursuant to which the Units were sold (the "Purchase Agreement"), whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise; (iii) all of the Signatory's claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of the Partnership Agreement or Purchase Agreement or the Signatory's ownership of the Units, including, without limitation, all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of the Partnership; and (iv) all present and future claims, if any, of the Signatory against the Partnership, the other partners of the Partnership, or the general partner and its affiliates, under or arising out of the Partnership Agreement, the Purchase Agreement, the Signatory's status as a limited partner, or the terms or conditions of the Offer, for monies loaned or advanced, for services rendered, for the management of the Partnership or otherwise.

     NOTWITHSTANDING ANY PROVISION IN THE PARTNERSHIP AGREEMENT OR ANY PURCHASE AGREEMENT TO THE CONTRARY, THE SIGNATORY HEREBY AND THEREBY DIRECTS EACH GENERAL PARTNER OF THE PARTNERSHIP TO MAKE ALL DISTRIBUTIONS AFTER THE PURCHASER ACCEPTS THE TENDERED UNITS FOR PAYMENT TO THE PURCHASER OR ITS DESIGNEE. Subject to and effective upon acceptance for payment of any Unit tendered hereby and thereby, the Signatory hereby requests that the Purchaser be admitted to the Partnership as a substitute limited partner under the terms of the Partnership Agreement. Upon request, the Signatory will execute and deliver additional documents deemed by the Information Agent or the Purchaser to be necessary or desirable to complete the assignment, transfer and purchase of Units tendered hereby and thereby and will hold any distributions received from the Partnership after the Expiration Date in trust for the benefit of the Purchaser and, if necessary, will promptly forward to the Purchaser any such distributions immediately upon receipt. The Purchaser reserves the right to transfer or assign, in whole or in part, from time to time, to one or more of its affiliates, the right to purchase Units tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering unitholders to receive payment for Units validly tendered and accepted for payment pursuant to the Offer.

     By executing the enclosed Acknowledgment and Agreement, the Signatory represents that either (i) the Signatory is not a plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or
Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. Section 2510.3-101 of any such plan, or (ii) the tender and acceptance of Units pursuant to the Offer will not result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

     The Signatory understands that a tender of Units to the Purchaser will constitute a binding agreement between the Signatory and the Purchaser upon the terms and subject to the conditions of the Offer. The Signatory recognizes that under certain circumstances set forth in the Offer, the Purchaser may not be required to accept for payment any of the Units tendered hereby. In such event, the Signatory understands that any Acknowledgment and Agreement for Units not accepted for payment may be returned to the Signatory or destroyed by the Purchaser (or its agent). THIS TENDER IS IRREVOCABLE, EXCEPT THAT UNITS TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

     THE SIGNATORY HAS BEEN ADVISED THAT THE PURCHASER IS AN AFFILIATE OF THE GENERAL PARTNER OF THE PARTNERSHIP AND NO SUCH GENERAL PARTNER MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING UNITS IN THE OFFER. THE SIGNATORY HAS MADE HIS OR HER OWN DECISION TO TENDER UNITS.

     The Signatory hereby and thereby represents and warrants for the benefit of the Partnership and the Purchaser that the Signatory owns all right, title and interests to the Units tendered hereby and thereby and has full power and authority and has taken all necessary action to validly tender, sell, assign, transfer, convey and deliver the Units tendered hereby and thereby and that when the same are accepted for payment by the Purchaser, the Purchaser will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and such Units will not be subject to any adverse claims and that the transfer and assignment contemplated herein and therein are in compliance with all applicable laws and regulations.

     All authority herein or therein conferred or agreed to be conferred shall survive the death or incapacity of the Signatory, and any obligations of the Signatory shall be binding upon the heirs, personal representatives, trustees in bankruptcy, legal representatives, successors and assigns of the Signatory.

     The Signatory represents and warrants that, to the extent a certificate evidencing the Units tendered hereby and thereby (the "original certificate") is not delivered by the Signatory together with the Acknowledgment and Agreement,
(i) the Signatory represents and warrants to the Purchaser that the Signatory has not sold, transferred, conveyed, assigned, pledged, deposited or otherwise disposed of any portion of the Signatory's right, title and interests to the Units, (ii) the Signatory has caused a diligent search of its records to be taken and has been unable to locate the original certificate, (iii) if the Signatory shall find or recover the original certificate evidencing the Units, the Signatory will immediately and without consideration surrender it to the Purchaser; and (iv) the Signatory shall at all times indemnify, defend, and save harmless the Purchaser and the Partnership, its successors, and its assigns from and against any and all claims, actions, and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages, judgments, costs, charges, counsel fees, and other expenses of every nature and character by reason of honoring or refusing to honor the original certificate when presented by or on behalf of a holder in due course of a holder appearing to or believed by the Partnership to be such, or by issuance or delivery of a replacement certificate, or the making of any payment, delivery, or credit in respect of the original certificate without surrender thereof, or in respect of the replacement certificate.

          INSTRUCTIONS FOR COMPLETING THE ACKNOWLEDGMENT AND AGREEMENT

1. REQUIREMENTS OF TENDER. To be effective, a duly completed and signed Acknowledgment and Agreement (or facsimile thereof) and any other required documents must be received by the Information Agent at one of its addresses (or its facsimile number) set forth herein before 5:00 P.M., New York time, on the Expiration Date, unless extended. To ensure receipt of the Acknowledgment and Agreement and any other required documents, it is suggested that you use overnight courier delivery or, if the Acknowledgment and Agreement and any other required documents are to be delivered by United States mail, that you use certified or registered mail, return receipt requested.

Our records indicate that you own the number of Units set forth in Box 2 entitled "Description of Units Tendered" on the Acknowledgment and Agreement under the column entitled "Total Number of Units Owned (#)." If you would like to tender only a portion of your Units, please so indicate in the space provided in the box.

THE METHOD OF DELIVERY OF THE ACKNOWLEDGMENT AND AGREEMENT AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING UNITHOLDER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

2. SIGNATURE REQUIREMENTS.

INDIVIDUAL AND JOINT OWNERS -- After carefully reading the Letter of Transmittal and completing the Acknowledgment and Agreement, to tender Units, unitholders must sign at the "X" in the Signature Box (Box 1) of the Acknowledgment and Agreement. The signature(s) must correspond exactly with the names printed (or corrected) on the front of the Acknowledgment and Agreement. NO SIGNATURE GUARANTEE ON THE ACKNOWLEDGMENT AND AGREEMENT IS REQUIRED IF THE ACKNOWLEDGMENT AND AGREEMENT IS SIGNED BY THE UNITHOLDER (OR BENEFICIAL OWNER IN THE CASE OF AN
IRA). If any tendered Units are registered in the names of two or more joint owners, all such owners must sign the Acknowledgment and Agreement.

IRAS/ELIGIBLE INSTITUTIONS -- For Units held in an IRA account, the beneficial owner should sign in the Signature Box and no signature guarantee is required. Similarly, no signature guarantee is required if Units are tendered for the account of a bank, broker, dealer, credit union, savings association, or other entity which is a member in good standing of the Securities Agents Medallion Program or a bank, broker, dealer, credit union, savings association, or other entity which is an "eligible guarantor institution" as the term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934 (each an "Eligible Institution").

TRUSTEES, CORPORATIONS, PARTNERSHIP AND FIDUCIARIES -- Trustees, executors, administrators, guardians, attorneys-in-fact, officers of a corporation, authorized partners of a partnership or other persons acting in a fiduciary or representative capacity must sign at the "X" in the Signature Box and have their signatures guaranteed by an Eligible Institution by completing the signature guarantee set forth in Box 3 in the Acknowledgment and Agreement. If the Acknowledgment and Agreement is signed by trustees, administrators, guardians, attorneys-in-fact, officers of a corporation, authorized partners of a partnership or others acting in a fiduciary or representative capacity, such persons should, in addition to having their signatures guaranteed, indicate their title in the Signature Box and must submit proper evidence satisfactory to the Purchaser of their authority to so act (see Instruction 3 below).

3. DOCUMENTATION REQUIREMENTS. In addition to the information required to be completed on the Acknowledgment and Agreement, additional documentation may be required by the Purchaser under certain circumstances including, but not limited to, those listed below. Questions on documentation should be directed to the Information Agent at its telephone number set forth herein.

DECEASED OWNER (JOINT TENANT)        --  Copy of death certificate.

DECEASED OWNER (OTHERS)              --  Copy of death certificate (see also
                                         Executor/Administrator/Guardian below).

EXECUTOR/ADMINISTRATOR/GUARDIAN      --  Copy of court appointment documents for
                                         executor or administrator; and

                                         (a) a copy of applicable provisions of
                                         the will (title page, executor(s)'
                                         powers, asset distribution); or
                                         (b)estate distribution documents.

ATTORNEY-IN-FACT                     --  Current power of attorney.

CORPORATION/PARTNERSHIP              --  Corporate resolution(s) or other
                                         evidence of authority to act.
                                         Partnerships should furnish a copy of
                                         the partnership agreement.

TRUST/PENSION PLANS                  --  Unless the trustee(s) are named in the
                                         registration, a copy of the cover page
                                         of the trust or pension plan, along
                                         with a copy of the section(s) setting
                                         forth names and powers of trustee(s)
                                         and any amendments to such sections or
                                         appointment of successor trustee(s).

4. TAX CERTIFICATIONS. The unitholder(s) tendering Units to the Purchaser pursuant to the Offer must furnish the Purchaser with the unitholder(s)' taxpayer identification number ("TIN") and certify as true, under penalties of perjury, the representations in Box 6 and Box 7 of the Acknowledgment and Agreement. By signing the Signature Box, the unitholder(s) certifies that the TIN as printed (or corrected) on Acknowledgment and Agreement in the box entitled "Description of Units Tendered" and the representations made in Box 6 and Box 7 of the Acknowledgment and Agreement are correct. See attached Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for guidance in determining the proper TIN to give the Purchaser.

U.S. PERSONS. A unitholder that is a U.S. citizen or a resident alien individual, a domestic corporation, a domestic partnership, a domestic trust or a domestic estate (collectively, "U.S. Persons"), as those terms are defined in the Code, should follow the instructions below with respect to certifying Box 6 and Box 7 of the Acknowledgment and Agreement.

BOX 6 - SUBSTITUTE FORM W-9.

Part (i), Taxpayer Identification Number -- Tendering unitholders must certify to the Purchaser that the TIN as printed (or corrected) on the Acknowledgment and Agreement in the box entitled "Description of Units Tendered" is correct. If a correct TIN is not provided, penalties may be imposed by the Internal Revenue Service (the "IRS"), in addition to the unitholder being subject to backup withholding.

Part (ii), Backup Withholding -- In order to avoid 31% Federal income tax backup withholding, the tendering unitholder must certify, under penalty of perjury, that such unitholder is not subject to backup withholding. Certain unitholders (including, among others, all corporations and certain exempt non-profit organizations) are not subject to backup withholding. Backup withholding is not an additional tax. If withholding results in an overpayment of taxes, a refund may be obtained from the IRS.
When determining the TIN to be furnished, please refer to the following as a guide:

Individual accounts - should reflect owner's TIN.
Joint accounts - should reflect the TIN of the owner whose name appears first. Trust accounts - should reflect the TIN assigned to the trust.
IRA custodial accounts - should reflect the TIN of the custodian (not necessary to provide).
Custodial accounts for the benefit of minors - should reflect the TIN of the minor.
Corporations, partnership or other business entities - should reflect the TIN assigned to that entity.

By signing the Signature Box, the unitholder(s) certifies that the TIN as printed (or corrected) on the front of the Acknowledgment and Agreement is correct.

BOX 7 - FIRPTA AFFIDAVIT -- Section 1445 of the Code requires that each unitholder transferring interests in a partnership with real estate assets meeting certain criteria certify under penalty of perjury the representations made in Box 7, or be subject to withholding of tax equal to 10% of the consideration for interests purchased. Tax withheld under Section 1445 of the Code is not an additional tax. If withholding results in an overpayment of tax, a refund may be claimed from the IRS.

FOREIGN PERSONS -- In order for a tendering unitholder who is a Foreign Person (i.e., not a U.S. Person, as defined above) to qualify as exempt from 31% backup withholding, such foreign unitholder must submit a statement, signed under penalties of perjury, attesting to that individual's exempt status. Forms for such statements can be obtained from the Information Agent.

5. VALIDITY OF ACKNOWLEDGMENT AND AGREEMENT. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of an Acknowledgment and Agreement and other required documents will be determined by the Purchaser and such determination will be final and binding. The Purchaser's interpretation of the terms and conditions of the Offer (including these Instructions for the Acknowledgment and Agreement) will be final and binding. The Purchaser will have the right to waive any irregularities or conditions as to the manner of tendering. Any irregularities in connection with tenders, unless waived, must be cured within such time as the Purchaser shall determine. The Acknowledgment and Agreement will not be valid until any irregularities have been cured or waived. Neither the Purchaser nor the Information Agent are under any duty to give notification of defects in an Acknowledgment and Agreement and will incur no liability for failure to give such notification.

6. ASSIGNEE STATUS. Assignees must provide documentation to the Information Agent which demonstrates, to the satisfaction of the Purchaser, such person's status as an assignee.

7. TRANSFER TAXES. The amount of any transfer taxes (whether imposed on the registered holder or such person) payable on account of the transfer to such person will be deducted from the consideration unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

8. SPECIAL PAYMENT AND DELIVERY INSTRUCTIONS. If consideration is to be issued in the name of a person other than the person signing the Signature Box of the Acknowledgment and Agreement or if consideration is to be sent to someone other than such signer or to an address other than that set forth on the Acknowledgment and Agreement in the box entitled "Description of Units Tendered," the appropriate boxes on the Acknowledgment and Agreement must be completed.

             GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

                          NUMBER ON SUBSTITUTE FORM W-9

     GUIDELINES FOR DETERMINING THE PROPER IDENTIFICATION NUMBER TO GIVE THE PAYER -- Social Security numbers have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer.


------------------------------------------------------------------------------------------------------------------------------
                                                              GIVE THE TAXPAYER IDENTIFICATION
FOR THIS TYPE OF ACCOUNT:                                     NUMBER OF --
------------------------------------------------------------------------------------------------------------------------------

         1.       An individual account                               The individual

         2.       Two or more individuals (joint account)             The actual owner of the account or, if combined
                                                                      Funds, the first individual on the account

         3.       Husband and wife (joint account)                    The actual owner of the account or, if joint funds,
                                                                      Either person

         4.       Custodian account of a minor (Uniform               The minor (2)
                  Gift to Minors Act)

         5.       Adult and minor (joint account)                     The adult or, if the minor is the only contributor,
                                                                      the minor (1)

         6.       Account in the name of guardian or                  The ward, minor or incompetent person (3)
                  committee for a designated ward, minor or
                  incompetent person (3)

         7.       a.       The usual revocable savings                The grantor trustee (1)
                           trust account (grantor is also
                           trustee)
                                                                      The actual owner (1)
                  b.       So-called trust account that is
                           not a legal or valid trust under
                           state law

         8.       Sole proprietorship account                         The owner (4)

         9.        A valid trust, estate or pension trust             The legal entity (Do not furnish the identifying
                                                                      number of the personal representative or trustee
                                                                      unless the legal entity itself is not designated
                                                                      in the account title.) (5)

         10.       Corporate account                                  The corporation

         11.      Religious, charitable, or educational               The organization
                  organization account

         12.      Partnership account held in the name of             The partnership
                  the business

         13.      Association, club, or other tax-exempt              The organization
                  organization

         14.      A broker or registered nominee                      The broker or nominee

         15.      Account with the Department of Agriculture          The public entity
                  in the name of a public entity (such as a
                  State or local government, school district,
                  or prison) that receives agricultural
                  program payments



(1)  List first and circle the name of the person whose number you furnish.

(2)  Circle the minor's name and furnish the minor's social security number.

(3) Circle the ward's or incompetent person's name and furnish such person's social security number or employer identification number.

(4) Show your individual name. You may also enter your business name. You may use your social security number or employer identification number.

(5) List first and circle the name of the legal trust, estate, or pension trust.

NOTE: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

  GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE
                                    FORM W-9

     OBTAINING A NUMBER -- If you do not have a taxpayer identification number or you do not know your number, obtain Form SS-5, Application for a Social Security Number Card (for individuals), or Form SS-4, Application for Employer Identification Number (for businesses and all other entities), at the local office of the Social Security Administration or the Internal Revenue Service and apply for a number.

     PAYEES EXEMPT FROM BACKUP WITHHOLDING

     Payees specifically exempted from backup withholding on ALL payments include the following:

     -   A corporation.
     -   A financial institution.
     - An organization exempt from tax under section 501(a) of the Internal Revenue Code of 1986, as amended (the "Code"), or an individual retirement plan.
     -   The United States or any agency or instrumentality thereof.
     - A State, the District of Columbia, a possession of the United States, or any subdivision or instrumentality thereof.
     - A foreign government, a political subdivision of a foreign government, or any agency or instrumentality thereof.
     -   An international organization or any agency or instrumentality thereof.
     - A registered dealer in securities or commodities registered in the U.S. or a possession of the U.S.
     -   A real estate investment trust.
     - A common trust fund operated by a bank under section 584(a) of the Code.
     - An exempt charitable remainder trust, or a non-exempt trust described in section 4947 (a)(1).
     - An entity registered at all times under the Investment Company Act of 1940.
     -   A foreign central bank of issue.
     - A futures commission merchant registered with the Commodity Futures Trading Commission.

     Payments of dividends and patronage dividends not generally subject to backup withholding include the following:

     - Payments to nonresident aliens subject to withholding under section 1441 of the Code.
     - Payments to Partnerships not engaged in a trade or business in the U.S. and which have at least one nonresident partner.
     - Payments of patronage dividends where the amount received is not paid in money.
     -   Payments made by certain foreign organizations.
     -   Payments made to an appropriate nominee.
     -   Section 404(k) payments made by an ESOP.

     Payments of interest not generally subject to backup withholding include the following:

     - Payments of interest on obligations issued by individuals. NOTE: You may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payer's trade or business and you have not provided your correct taxpayer identification number to the payer.
     - Payments of tax exempt interest (including exempt interest dividends under section 852 of the Code).
     - Payments described in section 6049(b)(5) of the Code to nonresident aliens.
     -   Payments on tax-free covenant bonds under section 1451 of the Code.
     -   Payments made by certain foreign organizations.
     -   Payments of mortgage interest to you.
     -   Payments made to an appropriate nominee.

     Exempt payees described above should file a substitute Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYER. FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, WRITE "EXEMPT" ON THE FACE OF THE FORM, AND RETURN IT TO THE PAYER. IF THE PAYMENTS ARE INTEREST, DIVIDENDS, OR PATRONAGE DIVIDENDS, ALSO SIGN AND DATE THE FORM. IF YOU ARE A NONRESIDENT ALIEN OR A FOREIGN ENTITY NOT SUBJECT TO BACKUP WITHHOLDING, FILE WITH PAYER A COMPLETED INTERNAL REVENUE FORM W-8 (CERTIFICATE OF FOREIGN STATUS).

     Certain payments other than interest, dividends, and patronage dividends, that are not subject to information reporting are also not subject to backup withholding. For details, see the regulations under sections 6041, 6041A(A), 6045, and 6050A of the Code.

     PRIVACY ACT NOTICE -- Section 6109 of the Code requires most recipients of dividend, interest, or other payments to give correct taxpayer identification numbers to payers who must report the payments to the IRS. The IRS uses the numbers for identification purposes. Payers must be given the numbers whether or not recipients are required to file a tax return. Payers must generally withhold 31% of taxable interest, dividend, and certain other payments to a payee who does not furnish a correct taxpayer identification number to a payer. Certain penalties may also apply.

     PENALTIES

     (1) PENALTY FOR FAILURE TO FURNISH TAXPAYER IDENTIFICATION NUMBER -- If you fail to furnish your correct taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

     (2) CIVIL PENALTY FOR FALSE INFORMATION WITH RESPECT TO WITHHOLDING -- If you make a false statement with no reasonable basis that results in no imposition of backup withholding, you are subject to a penalty of $500.

     (3) CRIMINAL PENALTY FOR FALSIFYING INFORMATION -- Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

     FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.

     The acknowledgment and agreement and any other required documents should be sent or delivered by each unitholder or such unitholder's broker, dealer, bank, trust company or other nominee to the Information Agent at one of its addresses set forth below.


                     THE INFORMATION AGENT FOR THE OFFER IS:

                      RIVER OAKS PARTNERSHIP SERVICES, INC.


             By Mail:                     By Overnight Courier:                   By Hand:

           P.O. Box 2065                    111 Commerce Road                 111 Commerce Road
  S. Hackensack, N.J. 07606-2065          Carlstadt, N.J. 07072             Carlstadt, N.J. 07072
                                       Attn.: Reorganization Dept.       Attn.: Reorganization Dept.

                                      For information, please call:

                                        TOLL FREE: (888) 349-2005